Exhibit 99.1

NEWS ANNOUNCEMENT                                                        FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING REPORTS SECOND QUARTER REVENUE OF
$62.2 MILLION REFLECTING 56% RISE IN TOTAL RETRANSMISSION,
E-MEDIA AND MANAGEMENT FEE REVENUE

Irving, TX – August 12, 2009 - Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) today reported financial results for the second quarter ended June 30, 2009.

Summary 2009 Second Quarter Highlights:
Net revenue for the quarter ended June 30, 2009 totaled $62.2 million, a 12.0% decline from the Company’s record second quarter revenue of $70.6 million in the comparable period of 2008.  The lower net revenue reflects the overall downturn in advertising spending due to the impact of the current economic recession as well as a $2.8 million or 77.0% reduction in gross political spending in a non-election year.  The net revenue decline related to the economy and reduction in political spending in a non-election year more than offset a $4.1 million or 56.2% increase in total revenue derived from retransmission consent agreements, e-Media initiatives and management fees.

Nexstar reported income from operations for the three months ended June 30, 2009 of $9.0 million, compared with $16.2 million in the quarter ended June 30, 2008.  Broadcast cash flow totaled $20.1 million in the second quarter of 2009 compared with $28.3 million for the same period in 2008.  Adjusted EBITDA totaled $16.4 million for the second quarter of 2009, compared with $24.8 million in the second quarter of 2008.  Free cash flow in the quarter ended June 30, 2009 was $5.0 million, compared with $11.1 million in the comparable period of 2008.

CEO Comment
Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “Nexstar’s second quarter and year-to-date results demonstrate that the Company continues to be an industry leader in revenue performance in good times and bad.  Second quarter results are in-line with our operating expectations for the current environment as strong aggregate year-over-year increases in retransmission consent and e-MEDIA revenues, and the recognition of initial management fee revenue, partially mitigated the softness in spot revenue related to weak national and local economies.

“Second quarter retransmission consent revenues increased 68.1% to $7.9 million while e-MEDIA revenues rose 15.4% to $3.0 million.  In addition to continuing to generate record quarterly revenue from these sources, Nexstar also realized the initial benefits of its agreement with Four Points Media Group LLC as we recorded approximately $0.5 million of management fee revenue.

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Nexstar Broadcasting Group Q2 2009 Results, 8/12/09                                                                                     page 2

“As a result of company-wide expense management measures involving regional back office consolidation and other cost reduction programs, SG&A expenses were reduced by 4.2% compared to the year ago period even as we added the operations of WCWJ-TV in Jacksonville, Florida and KARZ-TV in Little Rock, Arkansas.

“Our success in building new revenue streams is being complemented by select strategic, accretive and de-leveraging transactions, and the second quarter results reflected a partial quarter’s operation by Nexstar of WCWJ-TV and the addition earlier in 2009 of KARZ-TV, which created the Company’s 22nd duopoly market.  Other de-leveraging initiatives, including the repurchase in early 2009 of approximately $29.0 million of our outstanding notes at a substantial discount to face value and the exchange of $143.6 million of our 7% Senior Subordinated cash interest paying notes due 2014 for $142.3 million of Nexstar Broadcasting’s 7% Senior Subordinated Payment In Kind notes due 2014 enabled the Company to reduce total interest expense by approximately 17.6% and cash interest expense by approximately 52.0%, or $5.4 million, in the second quarter of 2009 compared to the same period last year and by over $7.4 million in the first half of 2009.  In addition, at June 30, 2009 Nexstar’s total debt leverage ratio was 5.6x compared to the Company’s permitted total leverage covenant of 6.5x.

“Free cash flow of $5.0 million in the second quarter of 2009 reflected capital expenditures of approximately $6.2 million, which represents the majority of our remaining capital commitment for digital television conversion spending in conjunction with the June 12, 2009 transition of our stations.

“In the current quarter Tom Carter joined Nexstar as the Company’s Chief Financial Officer.  Tom has in-depth knowledge of the media and telecommunications sectors garnered through his successful investment banking career.  Tom also knows the Company well as he was Nexstar’s lead banker for thirteen years.  We are immediately benefiting from Tom’s experience and expertise as we actively work to further de-leverage and strengthen our balance sheet and pursue new, opportunistic revenue channels.  We are confident that this approach to our capital structure will continue to help offset the impact of lower political revenues and the weak economy in the balance of 2009.”

Outstanding Debt
The Company’s total net debt at June 30, 2009 was $658.5 million.  As defined in the Company’s credit agreement, consolidated total net debt was $491.0 at June 30, 2009.  This excludes approximately $127.7 million of senior subordinated 7% PIK notes as well as approximately $39.8 million of senior subordinated 12% PIK notes and cash on hand.

As defined in the Company’s credit agreement, the Company’s total leverage ratio at June 30, 2009 was 5.6x compared to a total permitted leverage covenant of 6.5x.

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Nexstar Broadcasting Group Q2 2009 Results, 8/12/09                                                                                     page 3

Total interest expense in the second quarter of 2009 was $8.9 million, compared to $10.8 million for the same period in 2008.  Cash interest expense for the second quarter of 2009 was $5.0 million, compared to $10.5 million for the same period in 2008.

Second Quarter Conference Call
Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  A live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv.  A recording of the webcast will subsequently be archived on the site.  The dial in number for the audio conference call is 212/231-6041 (303/957-1347 for international callers); no access code is needed.  A replay of the call will be available through August 17, 2009 by dialing 800/558-5253 (402/977-9141 for international callers) and entering access code 21431950.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter), non-cash contract termination fees, non-cash impairment charges, loss (gain) on asset exchange and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), non-cash contract termination fees, loss (gain) on asset exchange, loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.  For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

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Nexstar Broadcasting Group Q2 2009 Results, 8/12/09                                                                                     page 4

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group currently owns, operates, programs or provides sales and other services to 63 television stations in 34 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama, New York, Rhode Island, Utah and Florida.  Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW and reaches approximately 13 million viewers or approximately 11.5% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter                                                                                     Joseph Jaffoni, Ratula Roy
Chief Financial Officer                                                                                     Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.                                                                                     (212) 835-8500 or nxst@jcir.com
(972) 373-8800

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Nexstar Broadcasting Group Q2 2009 Results, 8/12/09                                                                                     page 5

Nexstar Broadcasting Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net revenue	$62,152	$70,618	$117,620	$134,330

Operating expenses:
Station direct operating expenses, net of trade (exclusive of depreciation and amortization shown separately below)	17,682	17,583	35,490	35,659
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	17,480	18,251	34,184	35,913
Restructure Charge	314	-	670	-
Non-cash contract termination fee (1)	191	-	191	7,167
Gain on asset exchange	(2,438)	(2,742)	(4,098)	(3,592)
Gain on asset disposal, net	(2,229)	(205)	(2,820)	(170)
Trade and barter expense	4,288	4,449	8,500	8,958
Corporate expenses	3,701	3,588	10,468	6,811
Amortization of broadcast rights, excluding barter	2,781	2,057	4,876	4,303
Amortization of intangible assets	5,944	6,383	11,836	12,755
Depreciation	5,394	5,088	10,590	10,421

Total operating expenses	53,108	54,452	109,887	118,225

Income from operations	9,044	16,166	7,733	16,105
Interest expense, including amortization of debt financing costs	(8,905)	(10,806)	(18,765)	(24,795)
Gain on debt retirement	-	-	18,567	-
Interest / other income	10	151	45	552

Income (loss) before income taxes	149	5,511	7,580	(8,138)
Income tax expense	(1,391)	(1,634)	(2,770)	(3,313)

Net income (loss)	$(1,242)	$3,877	$4,810	$(11,451)

Basic and diluted net income (loss) per share	$(0.04)	$0.14	$0.17	$(0.40)
Basic and diluted weighted average number of shares outstanding	28,425	28,422	28,425	28,420

(1)
In the three and six months ended June 30, 2009 the Company recorded a pre-tax, non-cash charge of $0.2 million related to a contract termination.  In the six months ended June 30, 2008 the Company recorded a pre-tax, non-cash charge of $7.2 million related to a contract termination.

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Nexstar Broadcasting Group Q2 2009 Results, 8/12/09                                                                                     page 6

Nexstar Broadcasting Group, Inc.
Reconciliation Between Actual Consolidated Statements of Operations
and Broadcast Cash Flow and EBITDA (Non-GAAP Measures)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Income from operations	$9,044	$16,166	$7,733	$16,105
Add:
Depreciation	5,394	5,088	10,590	10,421
Amortization of intangible assets	5,944	6,383	11,836	12,755
Amortization of broadcast rights, excluding barter	2,781	2,057	4,876	4,303
Gain on asset exchange	(2,438)	(2,742)	(4,098)	(3,592)
Gain on asset disposal, net	(2,229)	(205)	(2,820)	(170)
Corporate expenses	3,701	3,588	10,468	6,811
Non-cash contract termination fees	191	-	191	7,167

Less:
Payments for broadcast rights	2,271	1,987	4,432	4,128

Broadcast cash flow	$20,117	$28,348	$34,344	$49,672

Less:
Corporate expenses	3,701	3,588	10,468	6,811
Adjusted EBITDA	$16,416	$24,760	$23,876	$42,861

Nexstar Broadcasting Group, Inc.
Reconciliation Between Actual Consolidated Statements of Operations
and Free Cash Flow (Non-GAAP Measure)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Income from operations	$9,044	$16,166	$7,733	$16,105
Add:
Depreciation	5,394	5,088	10,590	10,421
Amortization of intangible assets	5,944	6,383	11,836	12,755
Amortization of broadcast rights, excluding barter	2,781	2,057	4,876	4,303
Gain on asset exchange	(2,438)	(2,742)	(4,098)	(3,592)
Gain on asset disposal, net	(2,229)	(205)	(2,820)	(170)
Non-cash stock option expense	306	644	735	1,291
Non-cash contract termination fees	191	-	191	7,167

Less:
Payments for broadcast rights	2,271	1,987	4,432	4,128
Cash interest expense	5,032	10,475	13,189	20,591
Capital expenditures	6,167	3,656	9,401	7,902
Cash income taxes, net of refunds	525	134	523	178

Free cash flow	$4,998	$11,139	$1,498	$15,481

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